Exhibit 99.1

FOR IMMEDIATE RELEASE

EAGLE CAPITAL GROWTH FUND ELECTS ANNE M. NICHOLS, CFA AS
DIRECTOR; EXPANDS STOCK REPURCHASE AUTHORITY

August 19, 2021 04:01 PM Eastern Daylight Time
MILWAUKEE--(BUSINESS WIRE)--The Board of Directors of Eagle Capital Growth Fund, Inc. (“Fund”) (NYSE American: GRF) at a regular Board meeting today unanimously elected Anne M. Nichols, CFA as a Director.

Ms. Nichols is a Managing Director of Fern Capital, Inc. (Detroit, MI), a registered investment advisor. Ms. Nichols received her undergraduate degree (BS) in Business Administration (with a specialization in Finance) from Marquette University (Milwaukee, WI) in 1983, and she secured her Chartered Financial Analyst designation in 1986. Ms. Nichols was elected as a Director in Class II, with a term that expires at the Fund’s 2024 Annual Meeting of Shareholders.

At this meeting the Board also replaced the Fund’s existing stock repurchase authority with a new Common Stock repurchase plan authorizing Fund management to repurchase up to 1,000,000 shares. The Fund is authorized to repurchase shares in the open market or otherwise, at a price or prices reasonably related to the then prevailing market price.

The Fund is a closed-end investment company that invests primarily in high quality growth companies. To learn more about the Fund, please go the Fund’s website: www.eaglecapitalgrowthfund.com.

If you have a question about the Fund, please contact David C. Sims, the Fund’s Chief Financial Officer and Chief Compliance Officer, at (414) 765-1107, or by e-mail to: dave@simscapital.com

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